Exhibit 10.17

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT dated as of April 29, 2005 is made by and between Physiometrix, Inc., a Delaware corporation having its principal place of business at 5 Billerica Park, 101 Billerica Avenue, North Billerica, MA 01862  (the “Company”), and John A. Williams (the “Executive”).

Section 1.                               Freedom to Contract; Binding Effect. The Executive represents that he is free to enter into this Agreement and to be employed by the Company or any of its Affiliates (as defined below) (collectively, the “Organization”), and that he has not made and will not make any agreements in conflict with this Agreement.  For purposes of this Agreement, “Affiliate” shall mean any person or entity which, directly or indirectly, controls or is controlled by or is under common control with the Company and, for the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities or holding of office in another, by contract or otherwise.  This Agreement shall be binding upon and inure to the benefit of Executive, on the one hand, and the Company and its Affiliates on the other.

Section 2.                               Employment. The Company shall employ the Executive, and the Executive hereby accepts such employment by the Company, or such other entity within the Organization, which may employ Executive from time to time, upon the terms, and conditions set forth herein.

Section 3.                               Effective Date and Term. This Agreement shall take effect on the date of its execution by the Company and the Executive (the “Effective Date”), and shall continue in full force and effect until terminated in accordance with Section 7 hereof (such period being referred to hereinafter as the “Employment Period”).  To the extent Executive has not previously done so, Executive will provide, within three (3) business days after the date hereof, a completed I-9 form and acceptable original documents that will establish the Executive’s identity and authorization to work in the U.S. in compliance with the Immigration Reform and Control Act of 1986.    The Company and the Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law.  If the Executive’s employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination.

Section 4.                               Title and Duties; Extent of Services. The Executive shall be employed as President and Chief Executive Officer of the Company.  Except as otherwise provided in this Agreement, Executive shall devote his full working time and efforts to the business and affairs of the Company.  The Executive shall report to the Board of Directors of the Company.

Section 5.                                          Compensation and Fringe Benefits.

5.1.                   Base Salary.  In consideration of the services rendered by the Executive under this Agreement, the Company shall cause the Executive to be paid an initial base salary (the “Base Salary”) in the amount of $265,225 per annum, payable in bimonthly installments of $11,051.04 each in accordance with the Company’s other standard payroll practices and procedures in effect from time to time.  Executive shall be eligible for annual salary reviews as and when determined by the Compensation Committee of the Company’s Board of Directors.  The determination of the Compensation Committee regarding salary adjustments shall be final and binding upon Executive.

5.2.                   Bonuses and Incentive Compensation; Special Change of Control or Financing Bonus.  During the Employment Period, the Executive shall be eligible to participate in bonus and incentive compensation plans, and to receive awards of stock options and other forms of equity compensation, to the extent established and approved by the Compensation Committee of the Company’s Board of Directors.  The determination of the Compensation Committee regarding bonus plans and other forms of incentive compensation shall be final and binding upon Executive.  In addition to the foregoing, in the event that during calendar year 2005 the Company completes either (i) a transaction resulting in a Change of Control (as defined below) or (ii) an equity financing resulting in net proceeds to the Company from the sale of equity securities of at least $10.0 million in gross proceeds, the Executive will be paid a special bonus of $ 82,500 within 10 days after the closing of such event.  This bonus will be paid only once with respect to the first such event to be completed.

For purposes hereof, a “Change of Control” shall mean the sale of all or substantially all of the Company’s assets or any merger, consolidation or tender offer in respect of which the stockholders holding all of the Company’s outstanding voting securities immediately prior to the consummation of such transaction own immediately after the consummation of such transaction less than 50% of the outstanding voting or equity securities of the Company.

5.3.                   Acceleration of Vesting of Options upon a Change of Control.  Upon the closing of a Change of Control, all outstanding unvested stock options held by Executive shall, to the extent they have not become vested and exercisable pursuant to the Company’s stock option plans and agreements, become fully vested and exercisable

5.4.                   Fringe Benefits.  During the Employment Period, the Executive shall be entitled to such life insurance, health insurance and other employee fringe benefits as may be offered or generally made available by the Company to similarly situated employees of the Company.

Section 6.                              Protection of Company’s Interest.

6.1                      Confidential Information. As a condition to the employment contemplated hereby, Executive shall execute and deliver Company’s standard employee confidentiality, inventions assignment and non-disclosure agreement.  To the extent any material terms of this

Agreement conflict with Company’s standard employee confidentiality, inventions assignment and non-disclosure agreement, this Agreement shall control.

6.2.  Disclosure of Previously Acquired Information.  Executive hereby agrees not to disclose to the Organization, and not to induce the Organization to utilize, any proprietary information or trade secrets of any other party that are in his possession, unless and to the extent that he has authority to do so.

6.3.  Interference with the Organization

6.3.1.  Executives/Consultants.  Both during the Employment Period and for a period of one year after the termination of Executive’s employment, Executive shall not in any way, directly or indirectly, (a) induce or attempt to induce any employee, agent, or consultant of, to quit employment or engagement with, the Organization; or (b) otherwise intentionally interfere with or disrupt the Organization’s relationship with its employees, agents, or consultants; provided, however, that this Section 6.3.1 shall not apply to any general solicitations to a broad range of potential applicants, including by Internet or newspaper advertisements.

6.3.2.  Customers/Business.  Both during the Employment Period and for a period of one year after termination of Executive’s employment, Executive shall not directly or indirectly: (a) solicit or contact any customer of the Organization by making use of any intellectual property of the Company, or (b) take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Organization, or induce, or attempt to induce, any employee, agent or consultant of or to the Organization to do anything from which Executive is restricted by reason of this Agreement.

6.4.  Scope and Duration of Restrictions.  The parties hereto expressly agree that the scope and duration of the restrictions set forth in Section 6 are reasonable.  In the event that any court of competent jurisdiction shall hold that the duration or scope of the restrictions set forth in Section 6 are unreasonable under circumstances now or hereafter existing, the maximum duration or scope or restriction reasonable under such circumstances shall be substituted, and each party hereto shall petition any such court to cause the maximum duration or scope or restriction reasonable under such circumstances to be so substituted for the duration or scope of restriction set forth herein.

Section 7.                               Termination.

7.1.  Termination by Executive.  The Executive shall be permitted to terminate his employment hereunder, for any reason or no reason at all, at any time, including (but not limited to) as a result of an Involuntary Termination; provided, that prior to terminating his employment as a result of an Involuntary Termination the Executive shall provide the Company with written notice setting forth the basis for the Involuntary Termination and give the Employer thirty (30) days from the date of such notice to cure such basis where curable; provided further, that during the Transition Period (as defined below) the Executive may only terminate his employment as a result of an Involuntary Termination.  For purposes of this Agreement, “Involuntary

Termination” shall mean (i) without the Executive’s express written consent, a significant reduction of the Executive’s duties, position or responsibilities relative to the Executive’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Executive from such position, duties and responsibilities, unless the Executive is provided with substantially similar duties, position and responsibilities; (ii) a reduction by the Company of the Executive’s base salary as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive’s overall benefits package is significantly reduced; (iv) without the Executive’s express written consent, the relocation of the Executive to a facility or a location more than 25 miles from his then current employment location, if such relocation would require a substantially longer commute from the Executive’s then current residence; (v) any purported termination of the Executive by the Company which is not effected for Cause or for which the grounds relied upon are not valid; and (vi) Employer or the Organization employing Executive’s material breach of this Agreement which, if curable, is not cured within thirty (30) days of notice thereof to Employer.

For purposes hereof, the term “Transition Period” shall mean a period of time, not to exceed 60 days, following the consummation of a Change of Control of the Company, during which Executive will assist management of the acquiring Company in planning for the continuation of the management of the Company’s business and operations and in integrating the Company’s operations with those of the acquiror.  The duration of the Transition Period will be agreed upon by the Company and the acquiror.

7.2.  Termination by Company.  The Company shall be permitted to terminate the employment of the Executive hereunder, for any reason or no reason at all, at any time, including (but not limited to) for “Cause,” provided, that prior to terminating his employment for “Cause,” the Employer shall provide the Executive with written notice setting forth the basis for the termination for “Cause”.  For purposes of this Agreement, termination for “Cause” shall mean termination of employment due to (i) any act of personal dishonesty taken by the Executive in connection with his responsibilities as an employee which is intended to result in substantial personal enrichment of the Executive at the expense of the Employer, (ii) Executive’s conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business or (iii) a willful act by the Executive which constitutes misconduct and is materially injurious to the Company.

7.3.  Consequences of Termination.

7.3.1                        If the Executive’s employment with the Company (i) terminates as a result of an Involuntary Termination, (ii) is terminated by the Executive within thirty (30) days after the conclusion of the Transition Period for any reason or (iii) is terminated by the Organization for any reason other than Cause, then the Executive shall be entitled to receive (x) in a lump sum on the date of termination an amount equal to the Accrued Obligations (as defined below) and (y) continuing payments of severance pay during the 12 months following the date of Executive’s termination (the “Severance Period”) at a rate equal to one hundred percent (100%) of the Base Salary and the bonus paid by the Company to Executive for the Company’s 2004 fiscal year (such amount equals

$340,000 in the aggregate resulting in 24 bi-monthly installments of $14,166.66 each).    Such severance payments shall be paid in accordance with the Company’s normal payroll practices and at such times, as the Executive would otherwise be entitled to receive such compensation if Executive were still employed by the Company.  In addition, during the Severance Period, the Company shall continue to provide to the Executive and the Executive’s spouse and dependents covered under any group health plans or life insurance plans of the Company on the date of such termination of employment, all group health, life and other similar insurance plans in which Executive or such covered dependents participate on the date of Executive’s termination, at the same cost to the executive during the severance period as before termination.  To the extent permitted by such insurance plans, such health, life and other insurance coverage shall be provided during the Severance Period on the same basis as provided to the Executive and his spouse and dependents prior to the date of Executive’s termination.    Notwithstanding the foregoing, the Executive will not be entitled to receive any severance payments pursuant to this Section 7.3.1 unless the Executive executes, contemporaneous with termination of his employment, an express written release (in customary form) of liability in favor of the Company in relation to any and all claims related to the Executive’s employment with the Company, other than claims arising under this Agreement.  Such severance payments shall be net of applicable withholding, and no other benefits or other compensation shall be due from Employer to Executive with respect to Executive’s employment with the Organization.  In the event that Executive dies during the Severance Period, the foregoing severance payments shall be made to his estate.  The term “Accrued Obligations” shall mean the sum of (i) the sum of the Executive’s then current Base Salary through the date of termination and (ii) all of the Executive’s accrued but unused vacation and PTO for the then current year through the date of termination, in a lump sum, net of applicable withholding.  Notwithstanding the foregoing, if in the event of a Change of Control, the acquiror offers the Executive employment on terms that are equal to or superior to those set forth herein, including without limitation the terms set forth herein relating to compensation and severance upon involuntary termination or termination without Cause, the Executive shall not be entitled to voluntarily terminate his employment following the Transition Period and receive severance compensation as provided herein.

7.3.2                        In the event of the termination of the Executive’s employment for Cause, the Executive shall be entitled to payment of the Accrued Obligations, and no other benefits or other compensation shall be due from Employer to Executive with respect to Executive’s employment with the Organization.

7.3.3                        except as otherwise set forth in this Section 7.3; the Executive shall not be entitled to any severance or other compensation after termination.  The provisions of Section 6 shall survive any termination of employment by the Employer.

Section 8.                         Provisions of General Application.

8.1.  Disputes.  In the event of any dispute touching or concerning this Agreement, the parties will submit to the exclusive jurisdiction and venue of any court of competent jurisdiction sitting in the Commonwealth of Massachusetts, and the parties agree to comply with all requirements necessary to give such court jurisdiction over the parties and the controversy.

8.2.  Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be construed, interpreted and determined in accordance with the internal substantive laws of the Commonwealth of Massachusetts without reference to conflict of law principles.

8.3.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, taken together, shall constitute one and the same document.  In making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart.

8.4.  Other Agreements.  This Agreement represents the entire understanding and agreement between the parties as to the subject matter hereof and supersedes, effective as of the Effective Date, all prior or concurrent oral or written agreements relating to the Executive’s employment with the Company or any successor.

8.5.  Amendment.  This Agreement may be amended only by a written document executed in one or more counterparts by each of the parties hereto.

8.6.  Waiver.  No consent to or waiver of any breach or default in the performance of any obligation hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligation hereunder.  Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the party waiving the breach or default hereunder.

8.7.  Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.  This Agreement may be assigned to any Affiliate of the Company and shall be deemed to be automatically assigned by the Company to a successor to all or substantially all of its business by means of a merger, consolidation, purchase of stock or purchase of assets.  The Executive may not assign or transfer any of his rights or obligations under this Agreement.

8.8.  Headings.  The headings of sections and subsections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement or to affect the meaning of any of its provisions.

8.9.  Severability.  If any provision of this Agreement shall, in whole or in part, prove to be invalid for any reason, such invalidity shall affect only the portion of such provision, which shall be invalid, and in all other respects this Agreement shall stand as if such invalid provisions, or the invalid portion thereof, had not been a part hereof.

8.10.  Remedies.  The Employer and Executive agree and acknowledge that the rights and obligations set forth under this Agreement are of a unique and special nature and that each party is, therefore, without an adequate legal remedy in the event of the other party’s violation of the covenants set forth in this Agreement.  The Employer and Executive agree, therefore, that the covenants made under this Agreement shall be specifically enforceable in equity, in addition to all other rights and remedies, at law or in equity or otherwise (including termination of employment) that may be available to the parties.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been executed by the Employer, by its duly authorized officer, and by the Executive, as of the date first above written.

PHYSIOMETRIX, INC.

By:

Name:

Title:

John A. Williams